FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
July 24, 2008	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS ON
FOURTH QUARTER AND YEAR END RESULTS

BOARD INCREASES QUARTERLY DIVIDEND TO $.12 PER SHARE - UP 20%

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. (“Bank”), today announced net income for the fourth quarter of fiscal 2008 of $1.0 million, or $.46 per diluted share, an increase of 26.6%, or $216,000, as compared to net income of $813,000, or $.36 per diluted share, during the same period of the prior year.  The increase in quarterly earnings was due primarily to an increase in net interest income of $730,000, partially offset by a $431,000 increase in income tax provisions, and a $105,000 increase in loan loss provisions, compared to the same period last year.  For fiscal 2008, the Company’s net income totaled $3.6 million, or $1.63 per diluted share, an increase of 23.4%, or $685,000, as compared to net income of $2.9 million, or $1.29 per diluted share, earned in fiscal 2007.  The increase in earnings, compared to the prior fiscal year was due primarily to an increase in net interest income of $1.9 million, partially offset by an increase in income tax provisions of $630,000, an increase in non-interest expenses of $406,000, and an increase in loan loss provisions of $335,000, compared to the same period last year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on July 22, 2008, declared its 57th consecutive quarterly dividend since the inception of the Company, increasing the cash dividend to $.12 per share.  This dividend will be paid on August 29, 2008, to shareholders of record at the close of business on August 15, 2008.  The Board of Directors and management believe the increase in our quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Balance Sheet Summary:

The Company experienced balance sheet growth with total assets increasing $37.9 million, or 10.0%, to $417.8 million at June 30, 2008, as compared to $379.9 million at June 30, 2007.  This growth was primarily due to increases in outstanding loan balances and investments.  Asset growth has been funded primarily with growth in retail and public deposits, Federal Home Loan Bank (FHLB) advances, and securities sold under agreements to repurchase.

Loans, net of the allowance for loan losses, increased $31.0 million to $343.1 million at June 30, 2008, an increase of 9.9%, as compared to $312.1 million at June 30, 2007.  The increase primarily reflects growth in residential real estate loans of $14.1 million (including $7.2 million in multifamily developments), and commercial and commercial real estate loan balances of $5.5 million and $8.1 million, respectively.  Asset quality remains strong, with net loan recoveries for fiscal 2008 totaling 0.03% of average loans, compared with net loan charge-offs of 0.04% during the prior year.  Our allowance for loan losses at June 30, 2008, totaled $3.6 million, representing 1.03% of total loans and 58,865% of non-performing loans, compared to $2.6 million, or .81% of total loans, and 9,845% of non-performing loans, at June 30, 2007.  The increased allowance was primarily due to loan growth during the fiscal year and management assumptions regarding the health of the national and regional economy, and the potential for declining real estate collateral values.  In general, the Company does not anticipate that it will realize the level of credit problems that have been experienced by financial institutions more heavily involved in either subprime or Alt-A (e.g., low- or no-documentation) residential lending, or construction and development lending.

Total liabilities increased $36.1 million to $387.3 million at June 30, 2008, an increase of 10.3% as compared to $351.2 million at June 30, 2007.  Deposits increased $22.2 million to $292.3 million at June 30, 2008, an increase of 8.2%, as compared to $270.1 million at June 30, 2007.  The increase in deposits was due to growth of $19.8 million in certificate of deposit balances, and $3.0 million in checking accounts, partially offset by reductions in combined savings, money market savings, and money market deposit account balances of $0.6 million.  The average loan to deposit ratio for the quarter was 118% as compared to 120% for the same period of the prior year.  FHLB advances increased $10.1 million to $64.1 million, as compared to $54.0 million at June 30, 2007.  At June 30, 2008, FHLB borrowings included $5.6 million in short-term borrowings, compared to $7.0 million in short-term borrowings at June 30, 2007.

The Company’s stockholders’ equity increased $1.8 million, or 6.1%, to $30.5 million at June 30, 2008, from $28.7 million at June 30, 2007.  The increase was due to retention of net income and the exercise of stock options, partially offset by stock repurchases and cash dividends, and a decrease in the market value of the investment portfolio

The Company announced, on June 21, 2007, its intention to repurchase an additional 110,000 shares of its common stock, or approximately 5% of its 2.2 million outstanding shares.  To date, the Company has repurchased 93,143 shares under this program at an average cost of $14.65 per share.

Income Statement Summary:

The Company’s net interest income for the fourth quarter of fiscal 2008 was $3.3 million, an increase of $730,000, or 28.4%, as compared to the same period of the prior year.  For the fiscal year ended June 30, 2008, net interest income was $11.8 million, an increase of $1.9 million, or 18.6%, as compared to the prior fiscal year.  For both the three- and twelve-month periods, the increases were primarily due to increases in the average interest rate spread, as well as increases in the average balance of interest earning assets. For the fourth quarter of fiscal 2008, an increase from 2.58% to 3.13% in the average interest rate spread, combined with a $36.0 million increase in average interest-earning assets, resulted in the increase in net interest income when compared to the same period of the prior fiscal year.  For the twelve months ended June 30, 2008, an increase from 2.57% to 2.86% in the average interest rate spread, combined with a $29.0 million increase in average interest earning assets, resulted in the increase in net interest income when compared to the prior fiscal year. The increase in average interest rate spread for both the three- and twelve-month periods, as compared to the same periods of the prior fiscal year, was primarily a result of a decrease in rates paid on interest-bearing deposits and borrowings, partially offset by a decrease in loan yields.

The Company’s non-interest income for the fourth quarter of fiscal 2008 was $621,000, an increase of $56,000, or 10.0%, as compared to the same period of the prior fiscal year.  For the fiscal year ended June 30, 2008, non-interest income was $2.4 million, an increase of $205,000, or 9.3%, as compared to the prior fiscal year.  The increase for the three-month period ended June 30, 2008, as compared to the same period of the prior year, was primarily due to increased collections of insufficient funds charges, debit and ATM card income, and an increase in the cash value of bank-owned life insurance, partially offset by a decrease in secondary market loan income.  The increase for the fiscal year ended June 30, 2008, as compared to the prior fiscal year, was primarily due to increased collections of insufficient funds charges, debit and ATM card income, and loan fee income, partially offset by lower secondary market loan income.

Non-interest expense for the fourth quarter of fiscal 2008 was $2.0 million, an increase of $34,000, or 1.7%, as compared to the same period of the prior year.  For the fiscal year ended June 30, 2008, non-interest expense was $7.9 million, an increase of $406,000, or 5.4%, as compared to the prior year.  Non-interest expense increased in both the three- and twelve-month periods ended June 30, 2008, compared to the same periods of the prior fiscal year, primarily due to higher compensation expenses, partially offset by lower legal, advertising, and miscellaneous expenses.

The efficiency ratio for the three- and twelve-month periods ended June 30, 2008, was 51.1% and 55.4%, respectively, compared to 62.8% and 61.5% for the same periods of the prior fiscal year.  The ratios were improved, compared to the same periods of the prior fiscal year, due to the rates of increase in net interest income and non-interest income, both of which exceeded the rate of increase in non-interest expense.

Income tax provisions for the fourth quarter of fiscal 2008 were $500,000, an increase of $431,000, or 623.7%, as compared to the same period of the prior fiscal year.  For fiscal 2008, income tax provisions were $1.8 million, an increase of $630,000, or 55.1%, as compared to the prior fiscal year.  The increase for the three-month period ended June 30, 2008, compared to the same period of the prior fiscal year, was primarily due to last year’s adjustment of accruals related to compliance with new accounting standards, as well as this year’s higher pre-tax income.  The increase for the fiscal year ended June 30, 2008, as compared to the prior fiscal year, was primarily due to higher pre-tax income, coupled with the previously mentioned prior year adjustments.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	June 30, 2008	June 30, 2007

Total assets	$417,820,000	$379,927,000
Available-for-sale securities	39,915,000	34,884,000
Loans, net	343,070,000	312,063,000
Allowance for losses on loans	3,567,000	2,538,000
Non-performing assets	67,000	148,000
Deposits	292,257,000	270,088,000
FHLB advances	64,050,000	54,000,000
Securities sold under repurchase agreements	21,804,000	17,758,000
Subordinated Debt	7,217,000	7,217,000
Stockholders' equity	30,472,000	28,714,000

Equity to assets ratio	7.29%	7.56%
Allowance as a percentage of gross loans	1.03%	0.81%
Non-performing loans as a percentage of loans	0.00%	0.01%

Per common share:

Closing Market Price	$15.49	$14.95
Tangible book value	13.11	12.06

	Three Months Ended June 30,		Twelve Months Ended June 30,
Selected Operating Data:	2008	2007	2008	2007
Net interest income	$3,301,000	$2,571,000	$11,780,000	$9,929,000
Provision for loan losses	390,000	285,000	940,000	605,000
Noninterest income	621,000	565,000	2,412,000	2,207,000
Noninterest expense	2,003,000	1,969,000	7,864,000	7,458,000
Income taxes	500,000	69,000	1,775,000	1,145,000
Net income	$1,029,000	$813,000	$3,613,000	$2,928,000

Per common share:
Net earnings:
Basic	$.46	$.37	$1.64	$1.32
Diluted	$.46	$.36	$1.63	$1.29

Cash dividends	$.10	$.09	$.40	$.36

Average basic shares outstanding	2,217,503	2,218,948	2,199,928	2,225,658
Average diluted shares outstanding	2,231,069	2,258,782	2,212,132	2,264,236

Profitability Ratios:

Return on average assets	1.01%	.87%	.92%	.80%

Return on average common equity	13.3%	11.3%	12.1%	10.5%

Net interest margin	3.40%	2.92%	3.17%	2.90%
Net interest spread	3.13%	2.58%	2.86%	2.57%

Efficiency Ratio	51.1%	62.8%	55.4%	61.5%